UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 11, 2008

Greer Bancshares Incorporated

(Exact name of registrant as specified in its charter)

South Carolina

(State or other jurisdiction of incorporation)

000-33021	57-1126200
(Commission File Number)	(IRS Employer Identification No.)

1111 W. Poinsett Street, Greer, South Carolina	29650
(Address of principal executive offices)	(Zip Code)

(864) 877-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06	Material Impairments.

On September 7, 2008, the U.S. Treasury, the Federal Reserve and the Federal Housing Finance Agency (“FHFA”) announced that the FHFA was placing the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”) under conservatorship. The preferred stocks of Fannie Mae and Freddie Mac were also downgraded by rating agencies to below investment grade. Greer State Bank (the “Bank”), the wholly-owned subsidiary of Greer Bancshares Incorporated (including the Bank, the “Company”), holds preferred stock issued by Fannie Mae at a cost of $8,049,000, which had an unrealized loss at June 30, 2008 of $442,484. After the conservatorship was announced, the market value of such preferred stock decreased significantly and, based on recent trades, is less than $850,000. As a result, on September 11, 2008, the Board of the Company determined that it anticipates that the Company will most probably take a non-cash “Other Than Temporary Impairment” (“OTTI”) charge in the third quarter relating to the Fannie Mae preferred stock that the Company holds. Given the uncertainties surrounding Fannie Mae’s future operations and financial performance and related securities markets volatility, the Company is unable at this time to make a determination of an estimate of the amount of any such charge.

Because the Fannie Mae preferred stock is considered a capital item, the OTTI charge would result in a capital loss for tax purposes which could only be used to offset other capital gains. As a result, the Company anticipates that no tax benefit would be realized on the charge. Capital losses may be used to offset capital gains going forward five years. If and to the extent capital gains are realized during the carry forward period, a tax benefit would be realized at that time.

Dividends on Fannie Mae preferred securities were suspended in connection with the conservatorship. Accordingly, the Company does not expect to receive dividends on such securities for an indefinite period of time, beginning with the fourth quarter of 2008. The Company received dividends of $331,833, pretax, on its Fannie Mae preferred securities in the first six months of 2008, and expects to receive the third quarter dividend of approximately $165,000 in October.

Prior to recognition of the OTTI charge, the Bank’s capital exceeded the levels defined as “well capitalized” under regulatory standards. Its business activity and market remain strong. In the event that the Company were required to write off its entire investment in the Fannie Mae preferred stock, and was not able to record a tax benefit for the loss, the Company anticipates that the Bank would be classified as “adequately capitalized.” Assuming such write off, the Bank’s pro forma Total Risk-based Capital Ratio, Tier I Risk-based Capital Ratio, and Leverage Capital Ratio as of August 31, 2008 would have been 8.8%, 6.2% and 7.9%, respectively. The regulatory guidelines to be considered “well-capitalized” are 10.0%, 6.0%, and 5.0%, respectively. The threshold guidelines to be considered adequately capitalized are 8.0%, 4.0% and 4.0%, respectively.

The Company does not hold any other securities issued by Fannie Mae or Freddie Mac, including common stock.

Forward-Looking Statements

The Company cautions readers that the statements contained herein regarding the Company’s future financial condition, business plans, operations, opportunities, or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties include: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) the level of allowance for loan losses; (v) the rate of delinquencies and amounts of charge-offs; (vi) the rate of loan growth; (vii) adverse changes in asset quality and resulting credit risk-related losses and expenses; (viii) general economic conditions, either nationally or regionally and especially in our primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality; (ix) changes occurring in business conditions and inflation; (x) changes in technology; (xi) changes in monetary and tax policies; (xii) loss of consumer confidence and economic disruptions resulting from terrorist activities; (xiii) changes in the securities markets; and (xiv) other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. This release speaks only as of its date, and the Company disclaims any duty to update the information herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREER BANCSHARES INCORPORATED

	By:	/s/ Kenneth M. Harper
	Name:	Kenneth M. Harper
	Title:	Chief Executive Officer

Dated: September 16, 2008